Exhibit 99.1

Optimer Reports Second Quarter 2013 Financial Results

$20.1 million in total net revenues for Q2 2013

JERSEY CITY, New Jersey, August 1, 2013 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) announced today unaudited financial results for the second quarter ended June 30, 2013.

Financial Highlights

•                  Second quarter 2013 DIFICID net product sales in the U.S. and Canada of $19.0 million, compared to $15.2 million in the corresponding quarter in 2012, and up 13% from $16.8 million in the first quarter

•                  Second quarter 2013 total net revenues of $20.1 million

•                  Cash, cash equivalents and short-term investments at June 30, 2013 totaled $77.5 million

•                  2013 net loss for the second quarter was $26.9 million, or $0.55 per share

Financial Overview

Total net revenues for the quarters ended June 30, 2013 and 2012 were $20.1 million and $49.8 million, respectively, a decrease of $29.7 million.  The year-ago period included $32.4 million in up-front and milestone payments under our collaboration and license agreements with Astellas Japan and Astellas Pharma Europe.

DIFICID net product sales for the quarters ended June 30, 2013 and 2012 were $19.0 million and $15.2 million, respectively, an increase of $3.8 million, or 25%.  The increase was due to an increase in the number of customers ordering DIFICID and increased sales to existing DIFICID customers, as well as the impact of a price increase. We recognize product sales of DIFICID upon delivery of product to our wholesalers.

Contract revenues for the quarters ended June 30, 2013 and 2012 were $1.1 million and $34.5 million.  Contract revenue in the quarter ended June 30, 2013 was related to product shipments to our collaborative partners and royalties from Astellas Pharma Europe. The decrease in contract revenues in the quarter ended June 30, 2013 as compared to the quarter ended June 30, 2012 was due to the aforementioned up-front and milestone payments received pursuant to our collaboration and license agreements with Astellas Japan and Astellas Pharma Europe in the year-ago period.

Cost of product sales for the quarters ended June 30, 2013 and 2012 was $1.8 million and $1.5 million, respectively, an increase of $0.3 million.  The increase was due to higher product sales in the quarter ended June 30, 2013, as compared to the quarter ended June 30, 2012.

Research and development expense for the quarters ended June 30, 2013 and 2012 was $10.9 million and $11.6 million, respectively, a decrease of $0.7 million. The decrease was primarily due to lower general research and development expenses, including chemistry and biology, as well as lower health economic outcomes research expenses.  The decrease was offset by higher expenses related to our prophylaxis and pediatric clinical trials.

Selling, general and administrative expense for the quarters ended June 30, 2013 and 2012 was $30.5 million and $28.9 million, respectively, an increase of $1.6 million. The increase was primarily due to higher legal, professional and outside service expenses.

Co-promotion expenses with Cubist for the quarters ended June 30, 2013 and 2012 were $3.8 million and $5.0 million, respectively, a decrease of $1.2 million. The co-promotion expenses for the quarter ended June 30, 2012 included an accrual of the first year’s sales target bonus and an accrual of the first year’s gross profit on sales above the target. We did not accrue similar expenses in the quarter ended June 30, 2013.

Net loss for the second quarter of 2013 was $26.9 million, or $0.55 cents per share, on a basic and diluted basis, as compared to net loss for the second quarter of 2012 of $296,000, or $0.01 cent per share, on a basic and diluted basis. The net loss in the year-ago quarter was favorably impacted by the one-time, up-front and milestone payments from collaborators.

At June 30, 2013, Optimer held cash, cash equivalents and short-term investments of $77.5 million.

Optimer had 48.9 million shares outstanding on June 30, 2013.

About DIFICID® (fidaxomicin) Tablets

DIFICID is the first macrolide antibacterial drug indicated for Clostridium difficile-associated diarrhea (CDAD) to be approved in over 25 years in the U.S.  It is indicated in the U.S. for the treatment of CDAD in adults 18 years of age or older.  DIFICID is administered in 200 milligram tablets given orally, twice daily.

Important Safety Information for DIFICID

DIFICID is contraindicated in patients with hypersensitivity to fidaxomicin. DIFICID should not be used for systemic infections. Acute hypersensitivity reactions (angioedema, dyspnea, pruritus, and rash) have been reported. In the event of a severe reaction, discontinue DIFICID. Only use DIFICID for infection proven, or strongly suspected, to be caused by C. difficile. Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. The most common adverse reactions reported in clinical trials are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

We are a global biopharmaceutical company currently focused on commercializing our antibiotic product DIFICID® (fidaxomicin) tablets in the United States and Canada, and developing other fidaxomicin products in the United States and worldwide, both by ourselves and with our partners and licensees. DIFICID, a macrolide antibacterial drug, was approved by the U.S. Food and Drug Administration on May 27, 2011, for the treatment of Clostridium difficile-associated diarrhea, or CDAD, in adults 18 years of age and older. Fidaxomicin has also received marketing authorization in other jurisdictions, including the European Union, where it is marketed under the trade name DIFICLIR™ by our licensee, Astellas Pharma Europe. CDAD is the most common symptom of Clostridium difficile infection, or CDI. Additional information can be found at http://www.optimerpharma.com.

Cautionary Statement Regarding Forward-looking Statements

Statements included in this communication that are not a description of historical facts are forward-looking statements, including, without limitation, statements related to the implementation and impact of Optimer’s commercialization strategy, Optimer’s pursuit of new indications for DIFICID, Optimer’s on-going education efforts regarding its patient access initiatives and the burden of Clostridium difficile infection and expansion of DIFICID sales or market potential. Words such as “expect,” “anticipate,” “will,” “could,” “would,” “project,” “intend,” “plan,” “believe,” “predict,” “estimate,” “should,” “may,” “potential,” “continue,” “ongoing” or variations of such words and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue to increase adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, the effects of changes in Optimer’s management, uncertainties associated with the proposed merger of Optimer with a wholly owned subsidiary of Cubist and related transactions, including uncertainties relating to the anticipated timing of the proposed merger, the ability of the parties to obtain regulatory approvals required for the merger, the satisfaction of the other conditions to the consummation of the proposed merger, the issuance of preferred stock to Cubist before the closing of the proposed merger, the ability of Cubist to achieve the net sales milestone required to trigger a future cash payment in respect of the contingent value right component of the per share merger consideration, the ability to complete the proposed merger and the impact of the merger on the Company’s business, employees, customers, suppliers and commercial partners, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities and other risks detailed in Optimer’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, VP of Investor Relations and Corporate Communications

(858) 964-3418

Canale Communications

Jason I. Spark, Senior Vice President

(619) 849-6005

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Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Product sales, net	$18,967,103	$15,232,087	$35,780,639	$29,612,628
Contract revenue	1,101,987	34,525,485	3,723,945	34,525,485
Other	—	—	—	2,106
Total revenues	20,069,090	49,757,572	39,504,584	64,140,219
Cost and expenses:
Cost of product sales	1,798,096	1,483,792	3,432,550	2,700,316
Cost of contract revenue	180,199	2,529,721	1,836,245	3,597,457
Research and development	10,939,649	11,557,217	20,825,834	22,625,184
Selling, general and administrative	30,520,599	28,856,929	64,520,332	54,379,211
Co-promotion expenses with Cubist	3,750,000	5,001,583	7,500,000	15,083,166
Total operating expenses	47,188,543	49,429,242	98,114,961	98,385,334
Income (loss) from operations	(27,119,453)	328,330	(58,610,377)	(34,245,115)
Gain on de-consolidation of OBI	—	—	—	23,782,229
Equity in net loss of OBI	—	(668,852)	—	(1,154,821)
Interest income and other, net	249,116	44,318	408,341	120,705
Consolidated net loss	$(26,870,337)	$(296,204)	$(58,202,036)	$(11,497,002)
Net loss attributable to non-controlling interest	—	—	—	280,344
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(26,870,337)	$(296,204)	$(58,202,036)	$(11,216,658)
Net loss per share - basic and diluted	$(0.55)	$(0.01)	$(1.20)	$(0.24)
Weighted average number of shares used to compute net loss per share - basic and diluted	48,726,107	47,234,371	48,307,482	46,978,497

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,844,663	$119,444,586
Short-term investments	4,664,478	4,556,329
Trade accounts receivable, net	7,684,902	7,119,089
Accounts receivable, other	906,652	2,391,071
Inventory	26,916,501	15,061,771
Prepaid expenses and other current assets	1,939,938	3,442,717
Total current assets	114,957,134	152,015,563
Property and equipment, net	4,334,860	4,338,720
Long-term investments	—	820,000
Deferred tax assets, non-current	890,843	890,843
Other assets	1,063,629	1,362,196
Total assets	$121,246,466	$159,427,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,726,849	$7,166,127
Accrued expenses	27,246,589	19,165,362
Deferred revenue	120,818	456,250
Total current liabilities	30,094,256	26,787,739
Deferred rent	1,185,837	938,520
Income taxes payable, non-current	890,843	890,843
Stockholders’ equity	89,075,530	130,810,220
Total liabilities and stockholders’ equity	121,246,466	159,427,322